GH Capital’s ClickDirectPay Crypto Surpasses 850 Merchants for Cryptocurrency Processing

Accelerated Roll-Out Since February Launch

Miami, FL -- (Accesswire) – May 17, 2018 – GH Capital, Inc. (OTCQB: GHHC), a diversified FinTech holding company, today announced that its online payment service subsidiary, ClickDirectPay (clickdirectpay.com), since announcing the decision to launch a cryptocurrency payment solution for businesses, has signed up over 850 merchants from a diverse range of industries in just over two months. The merchant count of over 850 is expected to increase as ClickDirectPay ramps its marketing and deployments.

ClickDirectPay has experienced a tremendous amount of interest and increase of new online merchants from Asia.

Mr. Bane Katic, Head of CDP Europe, commented, “The early interest from our merchant relationships has been overwhelming over the couple of months and is very exciting. As a solutions provider, this is also reassuring to see how the market validates our decision on whether we are bringing the right solutions to market. We are laser focused to expand further with additional online merchants and being able to enable cryptocurrency processing for their customers. We intend to increase our investment next quarter in advertiing and strategic partnerships to establish ClickDirectPay as a leader in cryptocurrency processing on a global scale. The Cryptocurrency market has dramatically rebounded over the past month. There is great interest from online merchants based on our daily new registered online merchant. We believe we have the right product solution at the right time in place.”

Plans to launch additional cryptocurrency payment service allowing merchants to accept up to four leading cryptocurrencies, Bitcoin, Bitcoin Cash, Litecoin and Ether, as a form of payment. There are already plans to onboard more coins in the near future, depending on the demand and shape of this landscape.

The appeal for merchants in accepting cryptocurrencies over other means of payment such as cash and credit cards could be any of the following reasons:

●	There are no banks, central entity, clearing houses or middlemen involved when validating a transaction, making the speed of transaction quick and low cost
●	Cryptocurrencies are truly borderless and international
●	Due to the nature where cryptocurrencies are not owned by any particular government or organization, the process to accept cryptocurrencies are much quicker with less hurdles to jump through
●	No chargebacks since every transaction is recorded on the blockchain and immutable making accepting payments much like cash but with all the components mentioned above.

Offering multiple cryptocurrencies comes at a time of broader diversification in the cryptocurrency market. The number of different coins making up the cryptocurrency market has already crept past the 1,300 mark and continues to grow. As such, CDP structured the move as one that keeps it in line with new developments in the blockchain market.

The growing niche market of accepting alternative payments means the next generation of online payment behavior has already started, especially in the high risk payment processing industry. With products and services being delivered to customers globally, payment methods have always been an obstacle in the process.Cryptocurrencies allow anyone, anywhere to pay, creating new opportunities in markets which otherwise may have been restricted. ClickDirectPay shall become a one shop solution for online merchants worldwide to accept cryptocurrencies in real time, hassle free.

As more businesses operate online and service multiple countries around the world, the idea of integrating with multiple solutions and frameworks can be daunting.The goal of CDP has always been to create a seamless, easy and quick on-boarding of payment solutions for global online merchants no matter where they are located in the world, or what currencies they deal with. Cryptocurrencies will accelerate this process.

About GH Capital

GH Capital, Inc. (OTCQB: GHHC) is a diversified FinTech holding company offering a range of financial solutions for businesses layered with an advisory platform to assist companies going public. The Company has developed traditional and blockchain solutions through an online payment platform called "ClickDirectPay" to process online wire transfer transactions for diversified European online merchants and acceptance of cryptocurrencies for global merchants. For more information, please check out: http://www.ghcapital-inc.com and https://www.clickdirectpay.com

Forward-Looking Statements

Forward-Looking Statements. This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Form 10-K filed on December 15, 2017, for the fiscal year ended September 30, 2017, including but not limited to the discussion under “Risk Factors” therein, which the Company has filed with the SEC and which may be viewed at http://www.sec.gov.

Contact Information

Corporate:

press@clickdirectpay.com

305-714-9397

Investors and Media:

Hayden IR

hart@haydenir.com

917-658-7878